Exhibit 10.17

AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of this 9th day of November, 2011 by and among WRCA US Holdings Inc. (f/k/a Closer US Holdings Inc.), a Delaware corporation (“WireCo Holdings”), WireCo WorldGroup (Cayman) Inc., an exempted company limited by shares and organized under the laws of the Cayman Islands (“WireCo Cayman”), Wireco WorldGroup Limited (Cyprus) (f/k/a WRCA (Cyprus) Holdings, Ltd.), a limited liability company incorporated in Cyprus (“WireCo Cyprus”), and those stockholders who execute this Agreement (“Stockholders”). All capitalized terms not defined herein shall have the meaning ascribed to them in the Stockholders’ Agreement dated as of February 8, 2007 and entered into by the Stockholders, WireCo Holdings, WireCo Cyprus and several other parties thereto (the “Stockholders’ Agreement”).

RECITALS

WHEREAS, each Stockholder owns the number of Class A Common Stock of WireCo Holdings (the “Voting Stock”) as identified opposite such Stockholder’s name on Exhibit A;

WHEREAS, WireCo Holdings has offered to issue to each Stockholder an equal number of shares of Class B Common Stock of WireCo Holdings (“WireCo Holdings Nonvoting Common Stock”) in exchange for the surrender by the Stockholder of the Voting Stock (the “Exchange Offer”);

WHEREAS, each Stockholder is willing to accept the Exchange Offer on the terms and conditions set forth herein;

WHEREAS, the Stockholders have certain exchange rights pursuant to the Stockholders’ Agreement and relating to the stock of Wireco Cyprus;

WHEREAS, WireCo Cyprus has changed its jurisdiction and corporate seat to the Cayman Islands (the “Redomestication”);

WHEREAS, following the Redomestication, WireCo Cyprus merged into its parent corporation, WireCo Cayman, with WireCo Cayman surviving;

WHEREAS, WireCo Cayman has offered to exchange the exchange rights that were granted in the Stockholders’ Agreement for an equal number of exchange rights in WireCo Cayman;

WHEREAS, the Stockholders are willing to accept such offer on the terms and conditions set forth herein; and

WHEREAS, it is the desire of WireCo Cyprus, WireCo Holdings, and the Stockholders that the terms of the Stockholders’ Agreement be amended as set forth herein.

NOW, THEREFORE, the parties do hereby agree as follows:

1.	Exchange of Voting Stock. On the date hereof, each Stockholder shall deliver to WireCo Holdings the certificate or certificates representing the Stockholder’s Voting Stock, duly endorsed in blank or accompanied by stock powers duly executed in blank. In consideration therefor, WireCo Holdings shall issue to each Stockholder a certificate representing an identical number of WireCo Holdings Nonvoting Common Stock issued in the name of such Stockholder. The WireCo Holdings Nonvoting Common Stock shall have identical rights, priorities, and preferences to the Voting Stock, except that the WireCo Holdings Nonvoting Common Stock shall not have the right to vote, other than as explicitly provided by state law. The exchange of the Voting Stock for the WireCo Holdings Nonvoting Common Stock shall be treated as a tax-free exchange within the meaning of section 1036 of the Internal Revenue Code of 1986 (the “Code”).

2.	Value. The parties acknowledge and agree that the fair market value of the Voting Stock and the fair market value of the WireCo Holdings Nonvoting Common Stock are equal, and as a consequence thereof no additional monetary or other consideration is due to either party in connection with the Exchange Offer.

3.	Exchange Right of Stockholders. At any time and from time to time, a Stockholder may sell, assign, and transfer to WireCo Cayman any or all of the WireCo Holdings Nonvoting Common Stock held by such Stockholder. Within five business days of WireCo Cayman’s receipt of such shares, WireCo Cayman shall issue to such Stockholder a number of ordinary shares of WireCo Cayman with nominal value $.01 per share (“WireCo Cayman Common Stock”) equal to the product of (a) the number of shares of WireCo Holdings Nonvoting Common Stock received by WireCo Cayman and (b) the Exchange Ratio as of the date of such issuance, provided that the value of any fractional share of WireCo Cayman Common Stock shall be paid in cash at its Fair Market Value in lieu of any issuance of WireCo Cayman Common Stock with respect thereto unless such Stockholder is exchanging all of his shares of WireCo Holdings Nonvoting Common Stock and elects to have the number of shares of WireCo Cayman Common Stock to be issued increased to the next-greatest whole number and to pay the Fair Market Value of such increase in cash.

4.

Exchange Right of WireCo Cayman. At any time and from time to time, if the Board of Directors of WireCo Cayman, in its sole discretion, determines it to be in the best interest of WireCo Cayman, WireCo Cayman may require each Stockholder to surrender, sell, assign and transfer to WireCo Cayman any or all of the Stockholder’s shares of WireCo Holdings Nonvoting Common Stock. Within five business days of WireCo Cayman’s receipt of such shares, WireCo Cayman shall issue to such Stockholder a number of shares of WireCo Cayman’s Common Stock equal to the product of (a) the number of shares of WireCo Holdings Nonvoting Common Stock received by WireCo Cayman and (b) the Exchange Ratio as of the date of such issuance, provided that the value of any fractional share of WireCo Cayman Common Stock shall be paid in cash at its Fair Market Value in lieu of any issuance of WireCo Cayman Common Stock with respect thereto unless such exchange includes all of the Stockholder’s shares of WireCo Holdings Nonvoting Common Stock and such Stockholder elects to have the number of shares of WireCo Cayman Common Stock to be issued increased to the next-greatest whole number and to pay the Fair Market Value of such increase in cash. Notwithstanding the first two sentences of this Section 4, WireCo Cayman may not exercise its rights under this Section 4 with respect to any Stockholder unless WireCo Cayman shall have provided for a method to ensure such Stockholder will have sufficient liquidity to pay for any U.S. federal income tax that would not be imposed if it were not for the contemplated exchange, including without limitation (i) by arranging to purchase a portion of the Stockholders’ shares of WireCo Cayman Common Stock and to issue to the Stockholder options exercisable for an equal number of such shares with an exercise price equal to the purchase prices or (ii) by arranging to loan sufficient funds to such Stockholder, in each case to the extent permitted by applicable law. WireCo Cayman and such Stockholder shall reasonably cooperate with each other in establishing such arrangement. In no case shall WireCo Holdings or WireCo Cayman have liability for any amount of such tax.

5.	Exchange Ratio. The Exchange Ratio shall initially be equal to 1.00. If, after the date hereof, WireCo Cayman or WireCo Holdings (a) pays a dividend or makes a distribution to its stockholders in shares of capital stock, (b) with respect to WireCo Cayman only, pays an extraordinary cash dividend or makes an extraordinary cash distribution to its shareholders (unless WireCo Cayman or WireCo Holdings have provided holders of WireCo Holdings Nonvoting Common Stock with equivalent value with respect to such distribution), (c) subdivides the outstanding shares of its common stock into a greater number of shares, (d) combines the outstanding shares of its common stock into a smaller number of shares, (e) issues to its shareholders by reclassification of its common stock any shares of its capital stock, or (f) otherwise adjusts, changes or amends the capital structure of WireCo Holdings or WireCo Cayman, the Board of Directors of WireCo Cayman shall in good faith make equitable adjustments, if any, to the Exchange Ratio to reflect the effect of such transaction.

6.	Acknowledgment. Each Stockholder acknowledges that if any of his WireCo Holdings Nonvoting Common Stock is exchanged pursuant to Sections 3 or 4 above, he will receive voting shares of WireCo Cayman.

7.	Shareholders’ Agreement. Before issuing any WireCo Cayman Common Stock pursuant to this Agreement to any person who is not already a party to the Shareholders’ Agreement dated December 29, 2008 by and among WireCo Cayman and certain of its stockholders party thereto (the “Shareholders’ Agreement”), WireCo Cayman shall obtain an executed Adoption Agreement from such person, pursuant to which such person agrees to become a party to the Shareholders’ Agreement or any successor agreement that amends or supersedes the Shareholders’ Agreement.

8.	Acknowledgement. Each party acknowledges that as a result of the consummation of the transactions contemplated herein that the Stockholders’ Agreement shall be amended as follows:

a.	All references in the Stockholders’ Agreement to Holdings, Holdings Common Stock and Holdings Convertible Stock means WireCo Cayman, WireCo Cayman Common Stock and WireCo Cayman Convertible Stock, respectively.

b.	Amendment of Section 4.2. Section 4.2 of the Stockholders’ Agreement shall be deleted in its entirety.

c.	Amendment of Section 4.3. Section 4.3 of the Stockholders’ Agreement shall be deleted in its entirety.

d.	Amendment of Section 4.4. Section 4.4 of the Stockholders’ Agreement shall be deleted in its entirety.

e.	Amendment of Section 4.5. Section 4.5 of the Stockholders’ Agreement shall be renumbered Section 4.2 and all section references in the Stockholders’ Agreement shall be adjusted accordingly. The last sentence of Section 4.5 of the Stockholders’ Agreement should be deleted in its entirety.

f.	Continuance of Terms. Except as explicitly amended herein or otherwise amended in writing by the parties, the Stockholders’ Agreement shall continue in full force and effect according to its terms and provisions.

9.	Miscellaneous. This Agreement represents the entire agreement of the parties hereto with respect to the matters contained herein and supersedes all other prior agreements, written or oral. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns. This Agreement shall be governed by and construed in accordance with Delaware law, notwithstanding any choice of law provision to the contrary. If any provision of this Agreement is held to be invalid by any court, all remaining provisions of this Agreement shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Exchange Agreement as of the date above written.

WIRECO HOLDINGS

WRCA US HOLDINGS INC.

By:	/s/ Ira Glazer
Name:	Ira Glazer
Title:	Director

WIRECO CAYMAN

WIRECO WORLDGROUP (CAYMAN) INC.

By:	/s/ Ira Glazer
Name:	Ira Glazer
Title:	Director

WIRECO CYPRUS

WIRECO WORLDGROUP LIMITED (CYPRUS)

By:	/s/ J. Keith McKinnish
Name:	J. Keith McKinnish
Title:	Director

STOCKHOLDERS

/s/ Ira Glazer
Ira Glazer

/s/ Eric Bruder
Eric V. Bruder

/s/ John Josendale
John D. Josendale

/s/ David Hornaday
David T. Hornaday

/s/ David Guilfoyle
David T. Guilfoyle

Exhibit A

Stockholder	Number of Shares of Voting Stock

Ira Glazer

Eric V. Bruder

John D. Josendale

David T. Hornaday

David T. Guilfoyle